EXHIBIT 10.3

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into effective as of the effective date (the “Grant Date”) set forth in the Notice of Grant of Stock Options and Option Agreement attached hereto (the “Notice of Grant”), by RealNetworks, Inc., a Washington corporation (the “Company”), and you (the “Holder”).

RECITALS

A.	The Company has adopted the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated (the “Plan”), a copy of which has been provided to the Holder (capitalized terms that are used but not defined in this Agreement will have the meanings given those terms in the Plan).

B.	The Holder is an employee of the Company or one of its Affiliates (as defined in the Plan), and has been designated by the Administrative Committee to receive a stock option under the Plan.

NOW, THEREFORE, the Company and the Holder covenant and agree as follows:

1.	Grant of the Option. Subject to the terms of this Agreement and the Plan, the Company hereby grants to the Holder a stock option (the “Option”) to acquire from the Company the number of shares of the Common Stock, par value $.001, of the Company (the “Common Stock”) set forth in the Notice of Grant, at the price set forth in the Notice of Grant (the “Option Price”). The Option is not intended to qualify as an “incentive stock option”, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.

2.	Term of the Option. Unless earlier terminated in accordance with the provisions of the Plan, the Option will terminate on the earliest to occur of (a) the expiration of Twenty (20) years from the Grant Date; (b) the expiration of ninety (90) days following termination of the Holder’s employment with the Company for any reason other than death, Disability or Cause (as defined in Section 7.2(b) of the Plan); (c) the expiration of One (1) year following termination of the Holder’s employment with the Company on account of death or Disability; and (d) the date of termination of the Holder’s employment with the Company for Cause (as defined in Section 7.2(b) of the Plan); provided, however, that, in the case of termination of the Holder’s employment with the Company for any reason other than death, Disability or Cause (as defined in Section 7.2(b) of the Plan), if the Holder dies after such termination but prior to termination of the Option as set forth in this Section 2 above, the Option will not terminate as set forth in this Section 2 above, but rather shall terminate on the earlier to occur of the expiration of Twenty (20) years from the Grant Date or the expiration of One (1) year following the Holder’s death.

3.	Vesting. The vesting schedule applicable to the Option shall be as set forth in the Notice of Grant, subject to sub-paragraphs (a) and (b) below. On any scheduled vesting date, vesting actually will occur only if you remain an employee of the Company or any of its Affiliates (as defined in the Plan) through the vesting date.

(a)	Notwithstanding anything in this Agreement to the contrary, if the Company terminates Holder’s employment for any reason other than for Cause (as defined in Section 7.2(b) of the Plan) and Holder executes and delivers a Settlement Agreement and Release (“Release”) satisfactory to the Company on or before the Effective Date (as defined in the Release), the vesting schedule set forth below shall apply instead of the vesting schedule described in the Notice of Grant.

Vesting Upon Execution of Release. 1/60 of the shares subject to the Option shall vest upon the completion of one month of employment following the date on which the vesting of the Option commences, and an additional 1/60 of the shares subject to the Option shall vest upon the completion of each successive month of employment thereafter, up to the Holder’s date of termination (as defined in the Release).

(b)	If the Holder’s employment with the Company terminates for any reason other than the Holder’s death, the Option will not vest further following such termination. If the Holder’s employment with the Company terminates due to the Holder’s death, the Option will fully vest on the date of termination of employment. In either case, to the extent the Option is vested, it shall be exercisable only prior to its termination as provided in Section 2.

4.	Other Limitations of the Option. The Option is subject to all of the provisions of the Plan, including but not limited to Section 4.2 (which permits adjustments to the Option upon the occurrence of certain corporate events such as stock dividends, extraordinary cash dividends, reclassifications, recapitalizations, reorganizations, split-ups, spin-offs, combinations, exchanges of shares, and warrants or rights offerings) and Section 7.1 (which applies in the event of an Approved Transaction or Control Purchase).

5.	Exercise of the Option. To exercise the Option, the Holder must do the following:

(a)	deliver to the Company a written notice, in the form attached to this Agreement as Exhibit A, specifying the number of shares of Common Stock for which the Option is being exercised;

(b)	surrender this Agreement to the Company;

(c)	tender payment of the aggregate Option Price for the shares for which the Option is being exercised, which payment may be made (i) in cash or by check; or (ii) by such other means as the Administrative Committee, in its sole discretion, shall permit at the time of exercise;

(d)	pay, or make arrangements satisfactory to the Administrative Committee for payment to the Company of all federal, state and local taxes, if any, required to be withheld by the Company in connections with the exercise of the Option; and

(e)	execute and deliver to the Company the documents required by the Plan and any other documents required from time to time by the Administrative Committee in order to promote compliance with applicable laws, rules and regulations.

6.	Delivery of Share Certificate. As soon as practicable after the Option has been duly exercised, the Company will deliver to the Holder a certificate for the shares of Common Stock for which the Option was exercised. Unless the Option has expired or been exercised in full, the Company and the Holder agree to execute a new Stock Option Agreement, covering the remaining shares of Common Stock that may be acquired upon exercise of the Option, which will be identical to this Agreement except as to the number of shares of Common Stock subject thereto. In lieu of replacing this Agreement in such manner, the Company may affix to this Agreement an appropriate notation indicating the number of shares for which the Option was exercised and return this Agreement to the Holder.

7.	Nontransferability. The Option is not transferable other than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Holder only by the Holder or the Holder’s court appointed legal representative.

8.	Development, Confidentiality and Noncompetition Covenants. By executing this Agreement and in consideration for and as a condition for receiving the Option represented by this Agreement, the Holder hereby agrees to be bound by the terms of the Development, Confidentiality and Noncompetition Covenants attached as Exhibit B hereto (the “Employee Covenants”) whether or not the Employee Covenants are signed separately. Neither the termination of this Agreement nor the termination of the Option shall cause termination of the obligations of the Holder under the Employee Covenants, which shall survive as provided therein.

9.	Warranties and Representations of the Holder. By executing this Agreement, the Holder accepts the Option, acknowledges receipt of a copy of the Plan and the Prospectus, and agrees to comply with all of the provisions of this Agreement, the Plan and the Employee Covenants.

10.	Rights of the Shareholder. The Holder will have no rights as a shareholder of the Company on account of the Option or on account of shares of Common Stock which will be acquired upon exercise of the Option (but with respect to which no certificates have been issued).

11.	Tax Withholding. The Holder agrees to pay, or to make arrangements satisfactory to the Administrative Committee for payment to the Company of, all federal, state and local income and employment taxes, if any, required to be withheld by the Company in connection with the exercise of the Option or any sale, transfer or other disposition of any shares of Common Stock acquired upon exercise of the Option. If the Holder fails to do so, then the Holder hereby authorizes the Company to deduct all or any portion of such taxes from any payment of any kind otherwise due to the Holder.

12.	Further Assurances. The Holder agrees from time to time to execute such additional documents as the Company may reasonably require to effectuate the purposes of the Plan and this Agreement.

13.	Binding Effect. This Agreement shall be binding upon the Holder and the Holder’s heirs, successors and assigns.

14.	Entire Agreement; Modifications. This Agreement and the exhibits hereto, together with the Plan and agreements referenced in this Agreement and/or the Plan, constitutes the entire agreement and understanding between the Company and the Holder regarding the subject matter hereof. Except as otherwise provided in the Plan, no modification of the Option or this Agreement, or waiver of any provision of this Agreement or the Plan, shall be valid unless in writing and duly executed by the Company and the Holder. The failure of any party to enforce any of that party’s rights against the other party for breach of any of the terms of this Agreement shall not be construed as a waiver of such rights as to any continued or subsequent breach.

15.	Cost of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgement or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees in any appellate proceedings), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorney’s fees shall be included as part of the judgment.

16.	Governing Law. This Agreement shall be governed by the laws of the State of Washington.

17.	Severability. If any provision of this Agreement or the Employee Covenants shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

EXHIBIT A

FORM OF EXERCISE OF OPTION

To:   RealNetworks, Inc.
         2601 Elliott Avenue, #1000
         Seattle, WA 98121

The undersigned holds Option Number NQ-     (the “Option”), represented by a Stock Option Agreement dated effective as of      (the “Agreement”), granted to the undersigned pursuant to the RealNetworks, Inc. 1996 Stock Option Plan, as Amended and Restated (the “Plan”). The undersigned hereby exercises the Option and elects to purchase      shares (the “Shares”) of Common Stock of RealNetworks, Inc. (the “Company”) pursuant to the Option. This notice is accompanied by full payment of the Option Price of $          per share for the Shares in cash or by check or in another manner permitted by Section 5(c) of the Agreement. The undersigned has also paid, or made arrangements satisfactory to the Administrative Committee administering the Plan for payment of, all federal, state and local taxes, if any, required to be withheld by the Company in connection with the exercise of the Option.

Date:

Signature of Holder

EXHIBIT B

REALNETWORKS, INC.

DEVELOPMENT, CONFIDENTIALITY AND NONCOMPETITION COVENANTS

     In consideration of your receipt of the stock option grant described in the accompanying Stock Option Agreement, and the mutual promises made herein, you and RN agree as follows:

1.	Company Property. “Company Property” means all records, files, notebooks, manuals, objects, devices, supplies, materials, recordings, drawings, models, computer programs, prototypes, equipment, inventory and other materials, or copies thereof, in electronic or paper form, that have been created, used or obtained by RN, as well as Trade Secrets, Confidential Information and Employee Developments and all business revenues and fees produced or transacted through your efforts. You agree that all Company Property is and shall remain the property of RN. You will preserve and use the Company Property only for the benefit of RN and the RN business, and you will return all Company Property to RN upon RN request or upon termination of your employment (whether voluntary or involuntary).

2.	Confidential Information and Employee Developments.

          As used in these Covenants, the following terms shall have the meanings shown.

“Employee Development” means all technological, financial and operating ideas, processes, and materials, including all inventions, discoveries, concepts, ideas, enhancements to existing technology or business processes, computer program ideas and expressions, computer circuit designs, computer hardware concepts and implementations, formulae, algorithms, techniques, written materials, graphics, photographs, literary works, and any other ideas or original works of authorship relating to software or hardware development that you may develop or conceive of while employed by RN, alone or with others and which (i) relate directly to RN’s actual or demonstrably anticipated business or (ii) incorporate or are developed using Trade Secrets or Confidential Information or (iii) are conceived or developed with use of any RN equipment, supplies or facilities including RN personnel or (iv) result from work performed by you for RN, regardless of whether it is technically eligible for protection under patent, copyright, or trade secret law.

“Trade Secret” means the whole or any portion of any scientific or technical information that is valuable and not generally known to competitors of RN. Trade Secrets include without limitation the specialized information and technology that RN may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, codecs, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, know-how, equipment designs, blue prints and product specifications.

“Confidential Information” means any data or information, other than Trade Secrets, which has been discovered, developed (including information conceived or developed by you) or has otherwise become known to RN, including any parent, subsidiary, predecessor, successor or otherwise affiliated company (“RN Company”), that is material to RN Company and not generally known to the public. Confidential Information includes without limitation:

i. Sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of RN Company.

ii. Customer lists or accounts, special requirements of particular customers, and current and anticipated requirements of customers generally for the products of RN Company;

iii. Research and development and specifications of any new products or lines of business under development or consideration;

iv. Sources of supply of integrated components and materials used for production, assembly, and packaging by RN Company, and the quality, price, and usage of such components and materials;

v. Marketing plans, strategies, sales and product development data, and inventions;

vi. Business plans and internal financial statements and projections of RN Company; and

vii. Personnel related information such as employees’ compensation, performance reviews, or other individually identifiable information.

You recognize and acknowledge that RN Company is engaged in a continuous program of research, development and production respecting its software products, its other business opportunities and for its customers. Important assets of RN Company are its Confidential Information, Trade Secrets and Employee Developments. You recognize that RN Company has a vital and substantial interest in maintaining confidentiality of Trade Secrets and Confidential Information to maintain a stable work force, continuing positive business relationships and minimizing damage to or interference with business. You also recognize and acknowledge that your employment exposes you to programming, concepts, designs and other information proprietary to RN Company and third parties with whom RN does business, and creates a relationship of trust and confidence between you and RN with respect to any such information.

Obligations with Respect to Employee Developments. All Employee Developments shall be considered works made for hire by you for RN and prepared within the scope of your employment. Under U.S. Copyright Law, all such materials shall, upon creation, be owned exclusively by RN. To the extent that any such material, under applicable law, shall be deemed not to be works made for hire, you hereby assign to RN all right, title and interest in and to such materials, in the United States and foreign countries, without further consideration, and RN shall be entitled to register and hold in its own name all copyrights, patents and trademarks in respect to such materials. You agree to promptly and completely disclose in writing to RN details of all original works of your authorship, discoveries, concepts, or ideas. You agree to apply, at RN’s request and expense, for any patent or other legal protection of Employee Developments and to sign and deliver any applications, assignments or other documents as RN may reasonably require. RN shall have the exclusive right to all Employee Developments without additional consideration to you, including but not limited to the right to own, make, use, sell, have made, rent, lease, lend, copy, prepare derivative works of, perform or display publicly.

You Own Personal Inventions. You shall not be required to assign to RN any of your rights in any personal invention you developed entirely on your own time without using RN’s equipment, supplies, facilities, Trade Secrets or Confidential Information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention directly to RN’s actual or demonstrably anticipated business or (2) result from any work performed by you for RN. You acknowledge notice by RN that the prior paragraph does not apply to any personal invention as described in this paragraph. You agree that this satisfies the requirements of Washington state law.

Restrictions on Use and Disclosure of Trade Secrets and Confidential Information. During your employment with RN and for so long thereafter as the information remains a Trade Secret or Confidential Information, you shall not use, reproduce, disclose, or permit any person to obtain or use any Trade Secret or Confidential Information of RN (whether or not it is in written or tangible form), except as specifically authorized in writing by RN. You shall use the highest degree of care in safeguarding Trade Secrets and Confidential Information against loss, theft, or other inadvertent disclosure. You further agree that any Trade Secrets, Confidential Information, copyrightable works or materials or copies of them that enter into your possession, by reason of employment, are the sole property of RN and shall not be used in any manner adverse to RN’s best interests. You agree not to remove any Confidential Information or Trade Secret from RN’s premises except in pursuit of RN’s business.

Upon RN’s request at any time, or upon your termination of employment (whether voluntary or involuntary), you shall deliver to RN, and shall not retain for your own or another’s use, any and all originals or copies of Employee Developments, Trade Secrets, Confidential Information and Company Property. Your obligations under these Covenants supplement and do not supersede or limit other obligations you have to RN or rights or remedies of RN including without limitation those under the Washington Uniform Trade Secrets Act.

3.	Your Warranties. You agree to perform at all times faithfully, industriously and to the best of your ability all duties and functions consistent with your position and to abide by any general employment guidelines or policies adopted by RN. You acknowledge that your employment is in no way conditioned upon your disclosure to RN of confidential information or trade secrets of others, and you agree not to improperly obtain, disclose to RN, or induce RN to use, any confidential information or trade secrets belonging to any third party. You represent that your agreement to abide by these Covenants, your employment with RN, and the performance of your proposed duties to RN will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for RN.

4.	Non-Competition. You acknowledge that RN is engaged in a highly competitive business and that by virtue of the position in which you are employed, you will perform services that are of competitive value to RN and which if used in competition with RN could cause it serious harm. Therefore, you agree not to work for any Competitor during your employment with RN (including after work hours, weekends and vacation time), even if only organizational assistance or limited consultation is involved. During your employment with RN, you agree not to publish, design or develop computer software that competes with RN software products (either existing or under development). Further, you agree that for a period of one (1) year after the termination of your employment with RN, whether voluntary or not, you will not directly or indirectly be employed by, own, manage, consult with or join any business or entity that is in competition with RN or with products or services produced, sold or in development by RN during the term of your employment. Ownership of 1% or less of the stock (publicly or privately held) of a competitor of RN shall not be a breach of this paragraph. You acknowledge that RN competes in a global marketplace and that the duration and scope of this noncompetition provision is reasonable and necessary to protect RN interests. You authorize a court to restrict you to the maximum extent allowed.

5.	Nonsolicitation. You recognize that RN’s workforce is a vital part of its business. You agree that for a period of one (1) year after your employment ends, whether voluntarily or not, you will not induce or attempt to influence, directly or indirectly, any employee of RN to terminate his/her employment with RN or to work for you or any other entity. You agree that this means you will not identify to a third party RN employees as potential candidates for employment. You further agree not to, directly or indirectly, solicit or assist in soliciting orders from any current or known prospective customers or to encourage them to terminate their business relationship or negotiations with RN.

6.	Deductions from Pay. You authorize RN to deduct from your compensation the value of any Company Property not returned or the amount of any sums owed to RN by you, and you release RN from any claims based upon such withholding.

7.	Miscellaneous. These Covenants together with the terms of your employment offer letter constitute the complete and entire agreement between us, and supersedes and cancels all prior understandings, correspondence and agreements, oral and written, express or implied, between us relating to the subject matter hereof. These Covenants can only be amended or waived by a written document signed by RN and you. The waiver of any breach of these Covenants or the failure to enforce any provision shall not waive any later breach. RN and you both consent to the other giving third parties notification of the existence and terms of these Covenants. These Covenants shall be binding upon and inure to the benefit of RN and you, and each of our successors, assigns, heirs or legal representatives, except that you may not assign or delegate any rights or duties under these Covenants. These Covenants will be interpreted and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington, without regard to the State’s conflict of laws provisions. Jurisdiction and venue in any proceeding either at law or in equity, of or relating to these Covenants shall be in King County, Washington. You agree that RN may be irreparably harmed by a breach by you of these Covenants, that adequate remedies may not exist in law, and that RN shall be entitled to bring an action for a preliminary or permanent injunction or restraining order to enforce these Covenants. You acknowledge that your experience and capabilities are such that an injunction to enforce these Covenants will not prevent you from earning a reasonable livelihood. Your claims against RN shall not be a defense to RN’s enforcement of these Covenants. In case any term in these Covenants shall be held invalid, illegal or unenforceable in whole or in part, the validity of the remaining terms of the Agreement shall not be affected.

               You acknowledge that you have read these Covenants, have had an opportunity to have them explained to you, understand their provisions and have received an exact copy of them for your records. You further understand that your employment relationship with RN is at will and nothing in these Covenants suggests or signifies otherwise.